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                                                               EXHIBIT 99.(D)(3)

                     EMPLOYMENT AND NONCOMPETITION AGREEMENT

         THIS AGREEMENT, dated as of September 4, 2001, between Enovation Graphic Systems, Inc., a Delaware corporation having a place of business at 555 Taxter Road, Elmsford, New York 10523, (the "Company"), and James F. Mullan, an individual residing at 11 South Hinchman Avenue, Haddonfield, New Jersey 08033 (the "Executive"). This Agreement is binding upon the parties hereto; provided, however, that the employment relationship hereinafter established shall become effective (the "Effective Date") only upon and contemporaneously with the consummation of the purchase of and payment for Shares (as defined in the Merger Agreement) by FPF Acquisition Corp. pursuant to the offer contemplated pursuant to the Agreement and Plan of Merger dated the date hereof (the "Merger Agreement") by and among Fuji Photo Film U.S.A., Inc., the Company, FPF Acquisition Corp. and PrimeSource Corporation.


                              w i t n e s s e t h:

         WHEREAS, the Company and its subsidiaries are in the photographic and graphic arts businesses in the United States (the "Business"); and

         WHEREAS, the Company wishes to employ the Executive and the Executive wishes to be employed by the Company, subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the Company and the Executive hereby agree as follows:

1.       Terms of Employment; Office and Duties.

(a) During the Period of Employment (as hereinafter defined), the Company agrees to employ the Executive as President with general responsibility for the business, and the Executive shall perform such duties, services and responsibilities and have the authority commensurate to such position as determined from time to time by the Board of Directors. The Executive agrees to serve in such capacity, commensurate with the Executive's experience, knowledge and training, for the Company and for any subsidiary of the Company as shall be designated by the Chief Executive Officer or Board of Directors of the Company, all in accordance with the terms and conditions herein set forth. In performing his duties hereunder, the Executive shall report directly to the Chief Executive Officer or the delegate of the Board of Directors, and all functions of the Company's business, except financial and legal affairs, shall report to the Executive.

(b) During the Period of Employment, the Executive shall devote all of his business time to the performance of his duties hereunder except for reasonable time for vacation, illness or incapacity.

(c) During the Period of Employment, the Executive shall be entitled to take four (4) weeks paid vacation during each twelve-month period worked.

(d) Until December 31, 2003, the location of the Executive's primary business office will be within thirty (30) miles of Pennsauken, New Jersey.

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         2. Period of Employment. The period of employment hereunder shall commence on the Effective Date and continue through March 31, 2004 (the "Period of Employment").

         3. Compensation.

            (a) During the portion of the Period of Employment ending on March 31, 2002, the Company shall pay the Executive for all services rendered hereunder by the Executive in any capacity a base salary at the rate of $275,000 per year. The Executive's salary shall be payable in accordance with the Company's customary payroll practices, but in no event less frequently than monthly. The base salary will be increased on April 1st of each year during the Period of Employment as follows:

                         Year                          Amount
                         ----                          ------
                         April 1, 2002                 $285,000
                         April 1, 2003                 $295,000

            (b) During the Period of Employment, commencing with the fiscal year ending March 31, 2002, the Company shall provide the Executive the opportunity to earn an annual incentive bonus (the "Bonus"). For the fiscal year ending March 31, 2002, such Bonus shall be equal to the pro-rated portion of $175,000 from the Effective Date through March 31, 2002, which pro-rated amount is guaranteed, and, thereafter, shall be variable based upon the attainment of performance criteria described below, and shall be payable in an amount not to exceed (i) $190,000 for the fiscal year ending March 31, 2003 and (ii) $205,000 for the fiscal year ending March 31, 2004; provided, however, that the Bonus payable in respect of the fiscal year ending March 31, 2003 shall be not less than $95,000, which is guaranteed. Each annual Bonus shall be payable promptly following a determination by the Board of Directors (or a designated committee thereof) that the applicable performance criteria have been satisfied, but in no event later than thirty (30) days after the Company's receipt of the report prepared by its regular independent certified public accountants with respect to the Company's financial statements for such fiscal year. For each of the fiscal years ending March 31, 2003 and March 31, 2004, appropriate performance criteria for each fiscal year shall be developed jointly and in good faith by the Executive and the Board (or a designated committee thereof) within the fourth quarter of the preceding fiscal year in connection with the development and approval of an annual strategic plan for the Company.

            (c) After the expiration of the Period of Employment, the Company shall provide the Executive the opportunity to earn a one-time special bonus (the "Special Bonus") based upon the attainment of performance criteria for the fiscal year ending March 31, 2004 to be developed jointly and in good faith by the Executive and the Board (or a designated committee thereof) before the end of the fiscal year ending March 31, 2002.

         4. Expenses. The Company shall reimburse the Executive for reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties under this Agreement in accordance with such procedures as the Company may from time to time establish.

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         5. Additional Benefits.

            (a) During the Period of Employment, the Executive shall have the option to (i) have full use and enjoyment of an automobile furnished by the Company, at the Company's expense, and under the terms and conditions of the standard auto allowance policy for executives of the Company's immediate parent, Fuji Photo Film U.S.A., Inc. or (ii) receive a car allowance.

            (b) During the Period of Employment, the Executive shall be entitled to participate in employee benefit programs that the Company makes available to its employees generally, which benefits will include a 401(k) Plan; provided, however, that until such time as PrimeSource Corporation's employee benefit programs are replaced by the Company's employee benefit programs, the Executive shall continue to participate in PrimeSource Corporation's employee benefit programs. The Executive, however, will not participate in the Fuji Photo Film U.S.A., Inc. Long Term Incentive Program or SERP.

         6. Termination of Employment.

            (a) Notwithstanding any other provision of this Agreement, the Period of Employment may be terminated by the Company in accordance with the procedures specified in this Section 6(a), on account of any of the following reasons, each of which shall constitute "Cause" for purposes of this Agreement:

            (i) a material act of fraud or dishonesty on the part of the Executive which reflects adversely on the Company or directly affects the Company;

            (ii) a material failure by the Executive to comply with material applicable laws or regulations which reflect adversely on the Company or directly affects the Company;

            (iii) any violation of Section 9; or

            (iv) the Board of Directors of the Company determines that the Executive has materially failed to perform his duties hereunder or has committed any other material breach of any of the terms hereunder; provided, however, a failure to perform his duties shall not include either merely performing unsatisfactorily or actions taken in the Executive's reasonable business judgment.

The Period of Employment shall terminate immediately upon the Company giving the Executive written notice that the Period of Employment is being terminated for a Cause specified in Sections 6(a)(i), (ii) or (iii). However, with respect to a termination for a Cause specified in Section 6(a)(iv), the Company shall give written notice to the Executive specifying the Cause relied upon for termination and if the Executive does not cease and correct such conduct, event, act or failure within thirty (30) days after the date of such notice, the Period of Employment shall then be terminated.

            (b) The Company may terminate the Period of Employment other than for Cause at any time by written notice to the Executive. In the event the Period of Employment is terminated by the Company without Cause, the Company shall, as liquidated damages or severance pay, or both, pay to the Executive and provide him an amount equal to the unearned remaining base salary provided in
Section 3(a), payable at the times therein specified during the remainder of the Period of Employment, any guaranteed and earned bonus provided in Section 3(b) and benefits provided in Section 5(b). The Executive shall have no further right to receive any other compensation or benefits after such termination, except as otherwise determined in accordance with the terms of any Executive benefit plan in which Executive participates. The Executive is entitled to the payments described in this Section 6(b) upon the termination of his employment and is under no duty to mitigate any damages.

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            (c) If, during the Period of Employment, the Executive shall become incapable of fulfilling his obligations hereunder because of injury or physical or mental illness, and such incapacity shall exist for a period of six (6) consecutive months or such shorter periods aggregating more than six (6) months during any period of twelve (12) consecutive months, the Company may, upon at least fifteen (15) days' prior written notice to the Executive, terminate this Agreement. The disability of the Executive shall be determined by an independent physician acceptable to both the Company and the Executive or his representative.

            (d) If the Executive dies during the Period of Employment, this Agreement shall terminate immediately.

            (e) In the event that the Company terminates the Period of Employment for Cause, the Executive resigns or the Period of Employment terminates due to the disability or death of the Executive, then the Company's obligations to make payments to, and provide benefits for, the Executive under Sections 3, 4 and 5 shall immediately cease as of the date of such termination or resignation; provided, however, in the case of termination for disability, the Company shall continue providing the benefits set forth in Section 5(b) hereof.

            (f) The payments and benefits (if any) required to be provided to the Executive under this Section 6 shall be in complete satisfaction of any claims that the Executive may have as a result of termination of the Executive's employment.

         7. Arbitration. Subject to Section 10 hereof, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes set by the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof; provided, however, that any such arbitration award shall be limited to monetary damages and shall not include any order for specific performance or other equitable relief.

         8. Executive's Duty to Surrender Automobile and Materials. Upon the termination of the Period of Employment for any reason, the Executive or his estate shall surrender to the Company the automobile furnished under Section 5(a), all correspondence, letters, files, contracts, mailing lists, pricing lists and information, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries and affiliates, that are in the Executive's possession or under his control at such time, including all copies of any of the foregoing.

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         9. Other Duties of Executive During and After Period of Employment.

            (a) Both during and after the Period of Employment, the Executive shall, upon reasonable notice, furnish such information as may be in his possession to, and cooperate with, the Company as may reasonably be requested by the Company in connection with any litigation in which the Company or any of its subsidiaries and affiliates is or may become a party.

            (b) Both during and after the Period of Employment, the Executive shall not, to the detriment of the Company or its subsidiaries and affiliates, knowingly disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries and affiliates, or any of the businesses operated by them, including, without limitation, any customer lists, pricing information or sales and marketing data, plans and programs, and the Executive confirms that such confidential information constitutes the exclusive property of the Company or any of its subsidiaries and affiliates. The Executive agrees that he will use such confidential information solely for purposes of this Agreement and the employment services to be provided hereunder.

            (c) During the Period of Employment (which, for purposes of this Section 9(c), shall include the period, if any, the Company is required to make payments to the Executive under Section 6(b)) and for a period of two years thereafter, the Executive shall not, directly or indirectly, with respect to the
Business:

            (i) own 5% or more of the common equity or other ownership interest in, manage, operate, join, control, render financial or other assistance to or participate in or be connected, as an officer, employee, partner, stockholder, consultant or otherwise, with any individual, proprietor, partnership, firm, corporation or other business enterprise that is or may be competitive with the Company or any of its subsidiaries and affiliates with respect to the Business; or

            (ii) make any statement or perform any act intended to advance an interest of any existing or prospective competitor of the Company or any of its subsidiaries and affiliates or to injure an interest of the Company, or any of its subsidiaries and affiliates, in their relationship and dealings with existing or potential customers or any enterprise, with which the Company, or any of its subsidiaries and affiliates, had or has a business relationship enabling the Company or any of its subsidiaries and affiliates to sell graphic arts products or services to customers, or solicit or encourage any employee of the Company or any of its subsidiaries and affiliates to do any act that, in the Company's reasonable judgment, is disloyal to, or inconsistent with, the Company's or any of its subsidiaries' and affiliates' interests.

         10. Injunctive Relief. In addition to any other remedies, at law or otherwise, that the Company may have against the Executive for a breach of this Agreement, and notwithstanding Section 7 hereof, the Company is entitled to an injunction to be issued by any court of competent jurisdiction, enjoining and restraining the Executive from committing any breach of Sections 8 and 9 of this Agreement.

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         11. Tax Withholding. The Company may withhold from any compensation and other benefits payable under this Agreement all federal, state, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         12. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation, which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such consolidation, merger or transfer of assets and such assumption, the term "Company" as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

         13. General Provisions.

             (a) This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and their respective successors and permitted assigns.

             (b) This Agreement shall be governed by and construed under the laws of the State of New York (without giving effect to its principles of conflict of laws).

             (c) The obligations of the Executive under Sections 7, 8 and 9 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of the Period of Employment or otherwise).

             (d) In case any one or more of the provisions or any part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid, illegal or unenforceable had never been contained herein and such provision or part be reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

             (e) This Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter thereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom any amendment, waiver, change, modification or discharge is sought.

             (f) All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered or sent by expedited overnight courier service as follows:

                  If to the Company:

                  Enovation Graphic Systems, Inc.
                  c/o Fuji Photo Film U.S.A., Inc.
                  555 Taxter Road
                  Elmsford, New York 10523
                  Attn:  General Counsel


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                  If to the Executive:

                  James F. Mullan
                  11 South Hinchman Avenue
                  Haddonfield, New Jersey  08033

and/or to such other persons and addresses as any party shall have specified in writing to the other.

             (g) Any waiver of any breach of any provision of this Agreement shall not operate as a waiver of any other breach of such provision or any other provision of this Agreement, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

             (h) The terms of this Agreement shall be treated by the parties as confidential, except to the extent disclosure is required by law.

             (i) The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.



                                    EXECUTIVE


                                    /s/ James F. Mullan
                                    ------------------------------------------
                                                 James F. Mullan




                                     ENOVATION GRAPHIC
                                        SYSTEMS, INC.
                                     By:   /s/ Yasuo "George" Tanaka
                                           -----------------------------------
                                           Name:  Yasuo "George" Tanaka
                                           Title: President



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